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                                                                    Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
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                                    Contact:  Richard C. Schwenk, Jr., CFO
                                    (610) 878-7470


                          TELESPECTRUM WORLDWIDE INC.
          SIGNS DEFINITIVE AGREEMENT TO MERGE WITH CRW FINANCIAL, INC.

KING OF PRUSSIA, PA - SEPTEMBER 4, 1998- TeleSpectrum Worldwide Inc. (NASDAQ:TLSP) today announced that it has signed a definitive agreement to merge with CRW Financial, Inc., its largest shareholder. It is expected that CRW's only principal asset at the time of the merger will be approximately 6.9 million shares of TeleSpectrum's common stock. TeleSpectrum and CRW expect to obtain any required governmental and shareholder approvals for the merger by the fourth quarter of 1998.

Under the proposed merger, TeleSpectrum would issue 4.6 million new shares of TeleSpectrum common stock in exchange for all outstanding CRW common stock at an exchange ratio of .709. TeleSpectrum would also continue to convert existing rights which would result in rights to purchase an additional 2.0 million new shares of TeleSpectrum common stock with aggregate exercise proceeds of approximately $5.6 million.

At the closing market price on September 3, 1998, of $5.125 per share for TeleSpectrum's common stock, this merger will result in a reduction in the number of shares used in calculating diluted earnings per share for TeleSpectrum of approximately 1.4 million shares. Since necessary governmental and shareholder approvals have not been received as of this date, no assurance can be given that the merger will ultimately be completed.

"This transaction is beneficial to our shareholders in that it reduces outstanding shares, it uncomplicates our capital structure, and it increases the float in our stock," said Keith E. Alessi, Chairman, President and CEO of TeleSpectrum Worldwide.

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THE COMPANY

Headquartered in King of Prussia, Pa., TeleSpectrum Worldwide Inc. provides direct marketing and customer care services to Fortune 500 companies in a wide range of industries, including financial services, telecommunications, high tech, insurance utilities, consumer products, health care/pharmaceutical, and government. TeleSpectrum Worldwide is a premier provider of inbound and outbound telemarketing, inbound customer service, interactive voice response, customer care consulting, and call center management. To learn more about TeleSpectrum Worldwide and its capabilities, please reference the Company's web site at www.telespectrum.com.
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FORWARD-LOOKING STATEMENTS

The statements contained herein regarding the proposed merger and TeleSpectrum Worldwide's financial performance are forward-looking statements that involve substantial risk and uncertainty. In accordance with the Private Securities Litigation Reform Act of 1995, the following are factors that could cause TeleSpectrum Worldwide Inc.'s actual results to differ materially from those expressed or implied by such forward-looking statements: agreements with its existing clients generally do not assure a specific level or duration of revenue, revenue assumptions may not be realized, the growth of profitability assumptions assume the addition of new clients not currently identified, contracts may not be realized, capacity utilization rates may be adversely affected due to competitor's actions or customers' needs, and cost cutting measures may have varying degrees of success. Since TeleSpectrum and CRW have not reached a definitive agreement as of this date, no assurance can be given that such an agreement will ultimately be completed. Investors are encouraged to review TeleSpectrum Worldwide's SEC filings for more information about the factors affecting the Company's business.

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